Exhibit 23.2

INDEPENDENT AUDITOR’S CONSENT

To: Export Development Canada

I consent to the use of my independent auditor’s report dated 7 September 2023 to the Minister of Finance on the condensed consolidated financial statements of the Government of Canada, which comprise the condensed consolidated statement of financial position as at 31 March 2023, the condensed consolidated statement of operations and accumulated operating deficit, condensed consolidated statement of remeasurement gains and losses, condensed consolidated statement of change in net debt and condensed consolidated statement of cash flow for the year then ended, and related notes, which is included in the Annual Financial Report of the Government of Canada Fiscal Year 2022-23 that is incorporated by reference in Export Development Canada’s Registration Statement under Schedule B of the Securities Act of 1933 to be filed with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval system on 26 June 2024.

/s/ Karen Hogan
Karen Hogan, FCPA
Auditor General of Canada

Ottawa, Canada 26 June 2024